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                                                                     Exhibit 12D
                                                                     Page 1 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
     ---------------------------------------------------------------------
                                    UNAUDITED


                                                        Nine Months Ended
                                                  -----------------------------
                                                  September 30,   September 30,
                                                       2000            1999
                                                  -------------   -------------


OPERATING REVENUES                                 $663,623         $705,955
                                                    -------          -------

OPERATING EXPENSES                                  606,380          546,691
  Interest portion of rentals (A)                     2,229            3,288
                                                    -------          -------
      Net expense                                   604,151          543,403
                                                    -------          -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 714              878
  Other income, net                                   2,957            6,682
                                                    -------          -------
      Total other income and deductions               3,671            7,560
                                                    -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $ 63,143         $170,112
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 26,895         $ 27,789
  Other interest (B)                                  6,137            7,942
  Interest portion of rentals (A)                     2,229            3,288
                                                    -------          -------
      Total fixed charges                          $ 35,261         $ 39,019
                                                    =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                     1.79             4.36
                                                       ====             ====

Preferred stock dividend requirement               $    -           $    154
Ratio of income before provision for
  income taxes to net income (C)                      159.6%           158.7%
                                                      -----            -----
Preferred stock dividend requirement
  on a pretax basis                                     -                244
Fixed charges, as above                              35,261           39,019
                                                    -------          -------
      Total fixed charges and
        preferred stock dividends                  $ 35,261         $ 39,263
                                                    =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        1.79             4.33
                                                       ====             ====

                                                                     Exhibit 12D
                                                                     Page 2 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
      -------------------------------------------------------------------
                                    UNAUDITED






NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated trust preferred securities of $5,199 and $2,141 for the nine month periods ended September 30, 2000 and 1999, respectively, and amount for company-obligated mandatorily redeemable preferred securities of $4,977 for the nine month period ended September 30, 1999.

(C) Represents income before provision for income taxes of $27,882 and $171,302 for the nine month periods ended September 30, 2000 and 1999, respectively, divided by net income of $17,472 and $107,950, respectively, for the same periods.